STIFEL FINANCIAL CORP. 2007 Fiscal Year -- 4th Quarter Earnings Conference Call February 12, 2008

Forward Statements This presentation may contain "forward-looking statements" that involve risks and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp. and Stifel Nicolaus ("SF" or the "Company"). Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's Annual and Quarterly Reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission. To supplement our financial statements presented in accordance with GAAP, the management uses certain non-GAAP measures of financial performance and liquidity. These non-GAAP measures are in addition to results prepared by the Company in accordance with GAAP, and should only be considered together with the Company's GAAP results. Certain statements in the following presentation relate to future results that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

Annual Highlights Record net revenue of $763.1 million, a 69% increase for 2007 as compared to 2006, making 2007 the twelfth consecutive year of record net revenues. Record GAAP net income of $32.2 million, or $1.88 per diluted share, a 108% increase for 2007 as compared to 2006. Book value per common share increased 49% to $27.54 in 2007. Record Core net income of $66.8 million, or $3.90 per diluted share, a 69% increase for the year as compared to 2006. Our Private Client Group ("PCG"), and Equity Capital Markets ("ECM"), achieved record revenue and profits for the year ended December 31, 2007. Our Fixed Income Capital Markets achieved record revenues in 2007, increasing 21%. Investment banking revenue increased 104% to $169.4 million. Asset management and service fees increased 76% to $101.6 million. For the year ended December 31, 2007, utilizing Core earnings, pretax margin was 14%. For the year ended December 31, 2007, utilizing Core earnings, return on average equity was 18%.

4th Quarter Highlights Record net revenue of $212.2 million a 63% increase over the prior year fourth quarter and 16% from the third quarter. Record GAAP net income of $13.8 million, or $0.77 per diluted share, a 91% increase over the prior year fourth quarter and 72% from the third quarter. Record Core net income of $20.5 million, or $1.14 per diluted share, a 73% over the prior year fourth quarter and 44% increase from the third quarter. Commission and principal transactions increased $61.5 million, 80% over the previous year fourth quarter. Asset management and service fees increased 92% to $29.6 million as compared to the prior year fourth quarter. For the three months ended December 31, 2007, utilizing Core earnings, pretax margin was 16%. For the three months ended December 31, 2007, utilizing Core earnings, annualized return on average equity was 20%.

Stifel Income Statements Core Revenues

Stifel Income Statements

Segment Comparison Excluding Acquisitions

Private Client Group Income Statements

Equity Capital Markets Income Statements

Fixed Income Capital Markets Income Statements

Reconciliation of GAAP to Core Earnings

GAAP to Core Earnings

Annual Income Statement Impact

Quarterly Income Statement Impact

Stifel Financial Balance Sheet Graphs

Capital Structure

Other Financial Data

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